Exhibit 99.1

SEACOAST FINANCIAL SERVICES CORPORATION

One Compass Place

New Bedford, MA 02740

LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

March 29, 2002

Security and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549-0408

Ladies and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article No. 3 of Regulation S-X.  Seacoast Financial Services Corporation has received a representation letter from Arthur Andersen LLP (“Andersen”) stating that the audit of the consolidated balance sheets of Seacoast Financial Services Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,

Seacoast Financial Services Corporation

/s/ Francis S. Mascianica

Francis S. Mascianica Jr.
Chief Financial Officer